UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue     Burbank, California 91504

(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement

On May 15, 2007, two of LBI Media, Inc.’s (the “Company”) wholly owned subsidiaries, KRCA Television LLC and KRCA License LLC (together, “LBI”), entered into an asset purchase agreement with Utah Communications, LLC (the “Seller”) pursuant to which LBI has agreed to acquire selected assets of the Seller’s owned and operated television station, KPNZ(TV), Ogden, Utah. The selected assets include, among other things, (i) licenses and permits authorized by the Federal Communications Commission for or in connection with the operation of the television station, (ii) transmitter site facilities, and (iii) broadcast and other television studio equipment used to operate the television station. The purchase of these assets would mark the first entry into this market for the Company.

The total purchase price will be approximately $10.0 million, subject to certain adjustments. Consummation of the acquisition is subject to customary closing conditions and regulatory approval from the Federal Communications Commission.

The Company is a wholly owned subsidiary of LBI Media Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on May 15, 2007.

LBI MEDIA HOLDINGS, INC.
LBI MEDIA, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President, Chief Financial Officer and Secretary